Exhibit 99.1

M  A  C  K  —  C  A  L  I    R  E  A  L  T  Y    C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

Contacts:	Barry Lefkowitz	Virginia Sobol
	Executive Vice President	Vice President, Marketing and
	and Chief Financial Officer	Public Relations
	(908) 272-8000	(908) 272-8000

Rick Matthews
Executive Vice President
Rubenstein Associates
(212) 843-8267

MACK-CALI COMPLETES ITS ACQUISITION OF
THE GALE REAL ESTATE SERVICES COMPANY AND INTERESTS IN
20 NEW JERSEY OFFICE PROPERTIES
—Gale President Mark Yeager Named EVP at Mack-Cali—

Cranford, New Jersey—May 10, 2006—Mack-Cali Realty Corporation (NYSE: CLI) today announced it has completed its acquisition of The Gale Real Estate Services Company and interests in approximately 2.8 million square feet of office properties in New Jersey.

The company also announced that Gale President Mark Yeager, while retaining his duties in that role, has been named as an executive vice president of Mack-Cali.

Mack-Cali President and Chief Executive Officer Mitchell E. Hersh, commented, “This transaction is a watershed event for Mack-Cali. It solidifies our dominant office market position in New Jersey and provides us with a powerful engine for further growth.  We are excited to welcome Mark Yeager and his team to our organization and we are confident that the addition will produce strong results for our shareholders and enhanced choices for our tenants in the coming months and years.” Mr. Hersh added, “We also appreciate Stan Gale’s leadership and continuing personal involvement to ensure a smooth transition over the next few years.”

In line with agreements previously announced, Mack-Cali acquired:

•                  The Gale Real Estate Services Company for $12 million in cash, $10 million in common operating partnership units and up to an additional $18 million in cash based on a three-year earn-out. During that period, Stanley C. Gale will serve as non-executive vice chairman of The Gale Real Estate Services Company. Mr. Hersh will serve as The Gale Real Estate Services Company’s chairman and chief executive officer, in addition to his position as president, chief executive officer and director of Mack-Cali.

•                  Substantially all the ownership interests in 13 class A office properties in Northern and Central New Jersey, valued at $378 million and totaling 1.9 million square feet. The interests in the properties were acquired from a joint venture of SL Green Realty Corp. (NYSE: SLG) and The Gale Real Estate Services Company.

•                  Approximately one-half of the ownership interests in seven class A office properties, also in Northern and Central New Jersey, valued at $127.5 million and totaling approximately 900,000 square feet. The interests were acquired from a joint venture of SL Green Realty Corp. and Stanley C. Gale.

The acquisition transactions were financed through the assumption of mortgage debt, the placement of new mortgage debt, credit facility drawings, cash, and the issuance of 224,719 common operating partnership units valued at $44.50 per unit.

Mack-Cali also acquired from an affiliate of The Gale Real Estate Services Company a 10% ownership interest in a 550,000 square-foot office property located in Princeton, New Jersey for approximately $1.8 million in cash. In addition, Mack-Cali may also acquire ownership interests in up to 10 other properties, subject to third-party consents or other conditions, for approximately $24 million. The interests, which would be acquired from Stanley C. Gale and/or his affiliates, range from one to 50 percent and include office properties, developable land, and project development rights, all in Northern and Central New Jersey.

Mack-Cali’s acquisition of The Gale Real Estate Services Company and the 20 office properties in which Mack-Cali owns substantially all or one-half of the ownership interests increases its holdings to 297 properties totaling 33.6 million square feet, including 165 properties totaling 21.9 million square feet in New Jersey.

Mack-Cali Realty Corporation is a fully-integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio. Mack-Cali currently owns or has interests in 297 properties, primarily office and office/flex buildings located in the Northeast, totaling approximately 33.6 million square feet. The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of approximately 2,400 tenants.

Additional information on Mack-Cali Realty Corporation is available on the Company’s Web site at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the headings

“Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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